October 19, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of GC China Turbine Corp.'s Form 8-K/A dated October 19, 2011, and have the following comments:

1.	We agree with the statements made in Item 4.01(a) ii, 4.01(a) iii (1), 4.01(a) iii (2) and 4.01(a) iii (2) (A) and (D), and 4.01(a) iv.

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(a) i, 4.01(a) iii (2) (B) and (C) and (E), and 4.01(b) i and ii.

Yours truly,

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.